SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report
(Date of Earliest Event Reported)
October 22, 2003

SureBeam Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31807	33-0921003
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9276 Scranton Rd., Suite 600
San Diego, CA 92121-1750
(Address of principal executive offices)

(858) 795-6300
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL INFORMATION
SIGNATURES
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 99.1

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

     This Current Report on Form 8-K/A is being filed to amend and update the Current Report on Form 8-K (earliest event reported October 22, 2003), filed by SureBeam Corporation (referred to as “SureBeam,” “our,” or “we”) to present information regarding our current status, in particular our entry into agreements regarding the private placement of approximately $5,000,000 of our preferred stock as further described below.

Private Placement of Approximately $5,000,000 of Class A Convertible Preferred Stock

     On October 23, 2003, we entered into agreements to issue 673 shares of our newly-created Class A Convertible Preferred Stock (the “Preferred Stock”) to three institutional investors (each, a “Purchaser” and collectively, the “Purchasers”), for an aggregate sales price of approximately $5,000,000. The sales were made in a private placement under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and/or Rule 506 of Regulation D under the Act, pursuant to the terms of a Securities Purchase Agreement among SureBeam and the Purchasers. We received consent from our senior secured creditor, The Titan Corporation (“Titan”), to enter into the Securities Purchase Agreement and related agreements.

     The Preferred Stock is convertible into shares of our common stock at a conversion price of $0.95 per share subject to certain anti-dilution provisions, making the Preferred Stock convertible into approximately 5,300,000 shares of Common Stock.

     As part of the transaction, we also issued to the investors warrants (the “Warrants”) entitling them to purchase for a five-year period, an aggregate of up to approximately 2,700,000 shares of our common stock, subject to certain anti-dilution provisions, at an exercise price of $1.00 per share.

     After deducting expenses for the offering, we expect our net proceeds from the offering to be approximately $4,600,000. The proceeds will be used for working capital needs and general corporate purposes. Including the anticipated net proceeds of the offering, as of October 23, 2003, we have available cash of approximately $7,600,000.

     The shares of common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants are subject to certain registration rights as set forth in a Registration Rights Agreement dated October 23, 2003, between SureBeam and the Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) as soon as possible for purposes of registering the resale of common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants (collectively, the “Registrable Securities”). The Registration Statement is to be on Form S-1, or Form S-3, if such form is available to the Company. We will not be eligible to use Form S-3 until, at the earliest, one year after we become current in our filing of reports with the SEC. As discussed below, we have been unable to file our Form 10-Q for the quarter ended June 30, 2003. We agreed to maintain the effectiveness of the Registration Statement for two years after it is declared effective by the Commission or such earlier date when the Registrable Securities have been sold or may be sold without volume limitations pursuant to Rule 144(k).

     The Registration Rights Agreement provides that if a Registration Statement covering the Registrable Securities is not declared effective within six months, we shall pay liquidated damages to each Purchaser, equal to 1% of the aggregate purchase price paid by such Purchaser; and an additional 1% penalty on each subsequent month thereafter, as long as the Registration Statement is not effective.

Additional Information Regarding the Current Status of SureBeam Corporation

     As previously disclosed, on August 21, 2003, we dismissed Deloitte & Touche LLP as our independent auditor. As of the date of this report, we do not yet have a successor independent auditor. Therefore, we have been unable to complete an auditor review of our Form 10-Q for the quarter ended June 30, 2003 (the “Form 10-Q”), and file such Form 10-Q.

     As previously disclosed, due to our failure to file the Form 10-Q, we have been notified by NASDAQ that we were in violation of its rules and that our common stock could be delisted from the NASDAQ. On September 25, 2003, we had a hearing before a NASDAQ Listing Qualifications Panel to review issues related to the late filing of the Form 10-Q, including whether our common stock would continue to be listed on NASDAQ. We have not yet been informed as to the outcome of the hearing; however, we expect to be notified by NASDAQ as to the outcome of the hearing during October, 2003.

     As previously disclosed, effective September 30, 2003, Jack A. Henry, resigned from his positions as Director, member of our Compensation Committee, and member and chairman of our Audit Committee. This left our Audit Committee with only two members while NASDAQ rules require our Audit Committee to have three members. NASDAQ contacted us regarding our noncompliance with its Audit Committee requirements and reiterated that continued listing on the NASDAQ requires compliance with its rules. We are currently conducting interviews of additional Director and Audit Committee candidates.

     Our Audit Committee engaged a national accounting firm as of August 26, 2003, to conduct an independent review and evaluation of various accounting issues raised by Deloitte and Touche LLP, our previous auditors. Our Audit Committee has also engaged Latham & Watkins to act as special counsel to the Audit Committee to assist it in conducting its review of the accounting and auditor issues facing SureBeam.

     If our common stock were delisted from the NASDAQ, trading would thereafter likely be reported in the “pink sheets,” or if we can file the Form 10-Q and otherwise return to compliance with our Commission filing requirements, our securities may be eligible to be traded on the OTC Bulletin Board. The investing in securities traded in the pink sheets or on the OTC Bulletin Board is generally considered to be subject to more risk than comparable investing in securities which are traded on one of the major national securities exchanges, such as the NASDAQ or the New York Stock Exchange. In the event of delisting from the NASDAQ, our common stock may be classified as a “penny stock” by the Commission and would become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in “penny stocks.” Broker-dealers recommending a penny stock must, among other things, document the suitability of the investment for the specific customer, obtain a written agreement of the customer to purchase the penny stock, identify such broker-dealer’s role, if any, as a market maker in the particular stock, and provide information with respect to market prices of the common stock and the amount of compensation that the broker-dealer will earn in the proposed transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the market for our common stock. If our common stock became subject to the penny stock rules, many broker-dealers may be unwilling to engage in transactions in our securities because of the added disclosure requirements, thereby making it more difficult for purchasers of our common stock to dispose of their shares of our common stock. The ownership of penny stock is generally considered to subject the owner to greater risks than the ownership of common stock as a whole due, among other things, to the smaller trading volume in such stocks and to the substantial impact upon the stock’s overall value which results from small stock price variations.

     The Pacific Regional Office of the Commission informed us that the Commission has commenced an informal inquiry into several matters regarding SureBeam. We have been informed by the Los Angeles staff that the inquiry was primarily prompted by our auditor situation. We have provided requested information to the staff and we intend to continue to cooperate with them in connection with the inquiry.

Impact of Lack of Auditor and Potential NASDAQ Delisting

     Our lack of an independent auditor and the potential that our securities may be delisted from NASDAQ have had a detrimental effect on our operations. We are experiencing delays in payments of our receivables, and vendors are requiring early payment from us. Together, these factors have significantly reduced our revenues and increased our expenditures, reducing our liquidity and ability to operate.

Impairment of Assets

     Due to our continued operating losses, we may need to record impairment charges on some of our long-lived and other assets. We believe that our financial statements for the third quarter of 2003 will reflect an impairment of a significant portion of our assets, including our Los Angeles facility, which we have removed from operation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits.

No.	Description

4.1	Form of Securities Purchase Agreement, dated October 23, 2003, between SureBeam and various Purchasers

No.	Description

4.2	Form of Registration Rights Agreement, dated October 23, 2003, between SureBeam and various Purchasers
4.3	Form of Common Stock Purchase Warrant dated October 23, 2003.
99.1	Consent of The Titan Corporation dated October 23, 2003.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL INFORMATION

Financial Outlook

     As of September 30, 2003, we had cash and cash equivalents of approximately $3.6 million, as compared with $27.3 million at December 31, 2002 and $11.8 million at June 30, 2003. Cash expenditures, net of cash receipts, for the three months and nine months ended September 30, 2003 were approximately $8.2 million and $23.8 million, respectively. Cash expenditures, net of cash receipts, for the three months and six months ended June 30, 2003 were approximately $9.7 million and $15.6 million, respectively. As previously disclosed, we have implemented a cost reduction plan, and we are studying our business model to identify further non-essential expenditures; however, we expect to sustain continued losses and negative cash flow from operations through 2004 or longer.

     As a result of our continued losses and current cash resources, we will need to raise additional funds through public or private equity or debt financings, collaborative relationships or other arrangements within the next few months in order to execute our business strategy and continue our operations. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to desirable marketing territories. We are pursuing efforts to raise such additional funds; however, if we are not successful, we may have to curtail significantly, or cease entirely, our operations, and/or seek bankruptcy protection.

     Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings would most likely involve restrictive covenants and would need to be approved by Titan. If our common stock is delisted from NASDAQ, it may have a detrimental impact upon our ability to obtain additional capital through equity financings. As previously disclosed, for the distribution of our stock by Titan to continue to qualify as tax-free, there must not be a change in ownership of 50% or more in either the voting power or value of either our stock or Titan’s stock that is considered to be part of a plan or a series of related transactions related to Titan’s distribution of our stock to its stockholders. Accordingly, we believe that our completion of the offering of the Preferred Stock may prevent us from engaging in any further equity financing until August 2004, when the restrictions on equity issuances from the tax-free distribution expire. In connection with our spin-off from Titan, we agreed that we would not take any action that would cause the spin-off to be taxable to Titan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SureBeam Corporation

By:	/s/ David A. Rane

David A. Rane Executive Vice President and Chief Financial Officer

Date: October 23, 2003